Exhibit 10.41

April 21, 2002

Daniel Rosensweig

Dear Dan:

On behalf of Yahoo! Inc. (“Yahoo!”), I am pleased to offer you employment with Yahoo! as Chief Operating Officer, reporting to the Chief Executive Officer.  The terms of your employment are set forth as follows:

1.     Base Salary and Performance Bonus.

Your Base Salary for calendar years 2002 and 2003 will be $41,666.67 per month ($500,000 annually).  Your Base Salary for calendar year 2004 will be at least $45,833 per month ($550,000 annually).  Your Base Salary for calendar year 2005 will be at least $50,000 per month ($600,000 annually).  In each case, your Base Salary will be paid semi-monthly.  For each of the remaining portion of calendar year 2002 and the full calendar year 2003, you will be eligible for a bonus plan that pays an additional amount of at least $250,000, and up to $500,000 if performance meets specified criteria.  These criteria will be specified in writing shortly after your start date and may relate to both your personal performance and that of Yahoo!.  These bonus payments are only to be paid if you remain employed continuously through the end of the subject calendar year, except as expressly set forth in Section 9(a)(ii) below.  After calendar year 2003, you will be eligible for a bonus plan commensurate with that provided to other executives at your level.

2.     Retention Bonus.

We will also recommend that the Compensation Committee of the Board of Directors grant you a retention bonus pursuant to the Yahoo! Inc. Key Executive New Hire Retention Plan.  Under this plan, you would receive a bonus if you remain continuously employed with Yahoo! for one year.  Thereafter, if you remain continuously employed with Yahoo!, you would be entitled on your second, third, and fourth anniversaries of employment with Yahoo! to additional retention bonuses pursuant to the Yahoo! Inc. Key Executive New Hire Retention Plan.  The amounts and conditions of those retention bonuses will be set forth by separate agreement.  For purposes of this

Agreement, your “anniversary of employment with Yahoo!” shall fall on the same month and day as your first date on the Yahoo! payroll.

3.     Duties and Responsibilities.

As Chief Operating Officer, you will be responsible for Yahoo! operations in both North America and internationally.  In this role you will drive Yahoo’s operations and business unit organization to achieve Yahoo!’s strategic and P&L objectives.

4.     Obligations.

During the period of your employment under this Agreement, you shall devote your full business efforts and time to Yahoo!.  This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities as long as you specifically advise Yahoo! of those activities, Yahoo! agrees to them, and the activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment by, Yahoo! under this Agreement.

5.     Stock Options.

As part of your compensation, effective immediately upon effectiveness of your employment with Yahoo!, we will recommend that the Compensation Committee of the Board of Directors grant you stock options to purchase 1,250,000 shares (“Initial Grant”) of Yahoo!’s Common Stock under Yahoo!’s 1995 Stock Option Plan, as amended, (the “Plan”) pursuant to the terms of a stock option agreement for such options (“Stock Option Agreement”).  The exercise price for this option will be the fair market value of Yahoo! Common Stock on the date of grant as determined by the Board of Directors.  The Stock Option Agreement will specify that all options described above will vest as to 1/4 of the shares after one year of employment, and in equal monthly installments over the 36 subsequent months, and will provide that such options (to the extent vested and exercisable) may be exercised for a period of one (1) year after the date of termination of your employment, but in no event later than the 10-year expiration dates of such options.  In addition to the initial grant of options described above, you will be eligible for annual grants to purchase Yahoo! Common Stock as determined by the Compensation Committee of the Board of Directors.

6.     Benefits.

Additionally, you will be eligible to participate in the regular Yahoo! health insurance benefits, vacation, and other employee benefit plans, programs and policies established by Yahoo! generally for its employees or senior management.

7.     Relocation Expenses.

You will use all reasonable efforts to establish your principal residence in the San Francisco Bay Area within 3 months after you have accepted this offer, but in no event will you establish such principal residence later than December 31, 2002.  You will be eligible to receive relocation assistance according to the enclosed Domestic Relocation

Program Overview with the modifications described in clause (g) below.  Once you have returned this signed agreement to Yahoo!, you will be contacted by a representative of Paragon Decision Resources to initiate your temporary living arrangements and eventually your move.  In addition to this standard relocation program, you will be eligible for the relocation benefits specified below.  If you voluntarily choose to leave Yahoo! for any reason other than for Good Reason during the first year of your employment with Yahoo!, a prorated portion of the monies given to you for relocation expenses will become due and payable to Yahoo! on your last day of employment (based on 1/12th for each month your termination precedes 12 months of Yahoo! service), and by your signature below you agree that such amount shall be deducted from any compensation payable to you at that time.

(a)           Home Sale Assistance will be provided through Paragon Decision Resources to help market and sell your home.  All reasonable non-recurring closing costs as well as sales commission of up to 6% of the sales price will be reimbursed.  This program is structured to take advantage of tax rulings so as to provide a tax-free benefit.  Therefore, you must speak with your consultant from Paragon Decision Resources prior to listing your property to be eligible for this benefit.

(b)           Home Purchase Benefits will be offered to help you secure a home in the new location.  Yahoo! will reimburse reasonable, non-recurring closing costs (including a Loan Origination Fee) and mortgage services will be provided by Paragon Decision Resources and will allow a direct bill of the closing costs to Yahoo!.  This benefit is taxable and will be grossed-up to offset your tax liability.

(c)           To assist you with temporary living expenses and the possibility of maintaining two residences, temporary living accommodations will be provided in the San Francisco Bay Area for up to six months.  If you purchase a home in the Bay Area and complete your relocation before you are able to sell your New York home, Yahoo! will reimburse you for reasonable expenses associated with the maintenance of your home in New York (including mortgage and property tax payments) on a monthly basis until this house is sold, up to a period of six months following your relocation.

(d)           Reasonable travel expenses will be reimbursed for regular trips between the San Francisco Bay Area and New York prior to the relocation of your principal residence.

(e)           To help you maintain your standard of living in the Bay Area, Yahoo! will make you a secured interest-free loan in the amount of $1,000,000 (“Loan”) for purpose of partially financing the purchase price of your new home.  As consideration for the Loan, you shall execute and deliver a full-recourse promissory note in substantially the form set forth as Exhibit A hereto, together with a deed of trust customary for the State of California, which shall be subordinate to any institutionally issued mortgage.  Because the Loan will be interest-free: (i) the Loan shall be non-transferable, (ii) the Loan proceeds must be used to fund a portion of the purchase price of your primary residence, and (iii) you must certify to the Company that you will itemize your deductions on your federal income taxes during the term of the Loan.  The Loan will be funded on the closing date of the purchase of your primary residence.  The note will become due and payable on your fourth anniversary of employment with Yahoo!, or immediately upon the cessation of your employment, regardless of the reason for that cessation.

(f)            Yahoo! will provide you with a mortgage subsidy of no less than 3/2/1 to help offset any increase in mortgage payments in the first three (3) years of your mortgage following your move, as long as you remain employed with Yahoo!. This program pays 3 percentage points in interest in the first year of your mortgage, 2 percentage points of interest in the second year of your mortgage, and 1 percentage point of interest in the third year of your mortgage.

(g)           You will receive the following benefits which modify those described in Domestic Relocation Program Overview (i) no weight limitation on the amount of household goods to be included, (ii) Yahoo! will provide tax gross-up for benefits received and not repaid to Yahoo! which are described in paragraphs (a)-(d) and (f)-(g) of this Section 7 regardless of whether you have been terminated prior to such gross-up payment with or without Cause or you have terminated your employment with or without Good Reason, and (iii) you need not return to Yahoo! the monies given to you under this Section 7 except as expressly provided in this Section 7.

8.     Business Expenses.

You are authorized to incur reasonable business expenses carrying out your duties and responsibilities in connection with your employment. Yahoo! will promptly reimburse you for such expenses upon presentation of appropriate vouchers or receipts, in accordance with its expense reimbursement policies.

9.     Termination.

(a)           Should your employment with Yahoo! be terminated on or prior to your second anniversary date of employment by Yahoo! without Cause or by you for Good Reason you will be entitled, on your last day of employment (the “Termination Date”), to a lump sum payment (in addition to payment of all Base Salary through the Termination Date, vacation and other legally required payments) in an amount equal to:

(i)    24 months of Base Salary at the rate in effect on the Termination Date; and

(ii)          a pro rata portion of the minimum annual bonus ($250,000) provided in Section 1 in proportion to the number of full months of your employment at Yahoo! during such calendar year divided by twelve.

The lump sum payment will be made to you within 30 days after the Termination Date.

(b)           For the purposes of this Agreement, “Cause” shall mean (i) your conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude, or (ii) your failure, as reasonably determined by Yahoo!, to carry out in any material respect the duties and responsibilities of your employment due to willful gross neglect or willful gross misconduct which cannot be cured or which, if curable, is not cured within 30 days after receipt of written notice to you from Yahoo! specifying with reasonable particularity such failure.

(c)           For purposes of this Agreement, “Good Reason” shall exist only if Yahoo! fails to correct, after 30 days written notice from you to Yahoo!, one of the following:  (i) the material reduction by the Chief Executive Officer or Board of Directors of your title, Base Salary, duties, authority or responsibilities which is not agreed to by you, or (ii) a change in the reporting structure such that you will no longer report directly to the Chief Executive Officer, (iii) failure to obtain all necessary approvals within 30 days from the date hereof (including that of the Compensation Committee of the Board of Directors) for (x) the retention bonus described in Section 2 on the terms set forth in the New Hire Retention Agreement which has been previously delivered to you, or (y) the stock options described in Section 5.  Your written notice to Yahoo! must specify with reasonable particularity the reasons you believe that the herein-described events supporting Good Reason have occurred.  Good Reason will not exist if the events which would otherwise constitute Good Reason are prompted by the occurrence of any event specified in Section 9(b).

10.   Taxes.

(a)           Yahoo! does not make any representations regarding the tax implications of the compensation package provided for in this Agreement.  Yahoo! advises you to consult with a tax professional and/or your attorney.  By accepting this offer, you acknowlege and agree that (i) you shall be liable for all taxes assessed by any federal, state, or local authorities with respect to the compensation package provided herein and (ii) that Yahoo! is authorized to withhold for such taxes as it deems appropriate.

(b)           If any payments or benefits that you may receive, whether pursuant to this letter agreement or otherwise, would result in the imposition of an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or any corresponding provisions of state income tax law, you will receive whichever of (i) or (ii) results in the larger dollar amount of payments or benefits (calculating such dollar amounts in accordance with the principles of Section 280G of the Code), after taking into account these excise taxes:  (i) that portion of the payments or benefits to be received by you under this letter agreement which, when aggregated with any other payments treated as contingent on a change in the ownership or effective control of Yahoo! or the ownership of a substantial portion of the assets of Yahoo! under Section 280G(b)(2) of the Code does not exceed 2.99 times your “Base Amount” as defined in Section 280G of the Code, or (ii) 100% of the payments or benefits to which you are entitled under this letter agreement, in which case you will be responsible for paying all of such excise taxes imposed with respect to such payments or benefits.  If clause (i) produces the larger payment, then each payment or benefit to which you would otherwise be entitled under this letter agreement will be reduced (in the proportion that you elect) to comply with the limitation of that subsection.  All determinations required to be made under this Subsection 10 (b) shall be made by PricewaterhouseCoopers, LLP or any other nationally recognized accounting firm which is Yahoo!’s outside auditor at the time of such determination, which firm must be reasonably acceptable to you (the “Accounting

Firm”).  Yahoo! shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to Yahoo! and you.  All fees and expenses of the Accounting Firm shall be borne solely by Yahoo!.  The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Internal Revenue Code).

11.   No Conflict with Prior Agreements; Due Authorization.

You represent and warrant to Yahoo! that your execution and delivery of this Agreement between you and Yahoo! and the performance of your duties hereunder will not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which you are a party or are otherwise bound.  Nothing contained in the Proprietary Information and Assignment of Inventions Agreement, the Domestic Relocation  Program Overview, the Employee Reimbursement Agreement, or the Stock Option Agreement will modify the provisions hereof and in the case of any conflict, the provisions of this Agreement shall prevail.

12.   Confidential Information; Nondisclosure.

As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of Yahoo! and its clients.  To protect the interests of both Yahoo! and its clients, all employees are required to read and sign a Proprietary Information and Assignment of Inventions Agreement (“Proprietary Rights Agreement”) prior to beginning employment.  A copy of this Agreement is enclosed.  Please sign it and return it along with your signed copy of this letter.  Similarly, you may have confidential or proprietary information from a prior employer that should not be used or disclosed to anyone at Yahoo!.  Therefore, Yahoo! requests that you read, complete, and bring with you on your first day of employment, the enclosed Proprietary Information Obligations Checklist to this effect.  Yahoo! requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers.

13.   Noncompetition.

You agree that, as long as you are employed by Yahoo! pursuant to this Agreement, you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Yahoo!, including, without limitation, any then-current activities relating to providing Internet navigational products or services and any then-current activities providing search, e-mail, chat, e-commerce, instant messaging, content (e.g., music), ISP (e.g., connectivity, bandwidth or storage) or other Internet-based delivery or functionality.  Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

14.   At Will Employment.

Please understand that this Agreement is for employment of an unspecific period of time and creates an “employment at will” relationship that may be terminated without notice at any time by you or Yahoo!, with or without Cause.  Your signature at the end of this Agreement confirms that no promises or agreements that are contrary to our at-will relationship have been committed to you during any of your pre-employment discussions with Yahoo!, and that this Agreement contains our complete agreement regarding the terms and conditions of your employment.  This “at-will” relationship may not be altered except as agreed by you and the Company in writing.  You agree that Section 9 shall provide your sole and exclusive remedy if you are “terminated by Yahoo! without Cause” or you resign for “Good Reason” as those phrases are defined herein, in addition to those rights set forth in the Key Executive New Hire Retention Agreement.

15.   Arbitration.

Our signatures on this letter also confirm our mutual agreement to binding arbitration by a retired judge of the Superior Court of the State of California pursuant to the Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service (“JAMS”), with full discovery, should there be any dispute related to this Agreement, the termination thereof, or any other aspect of your employment relationship with Yahoo!.  Nothing in this Agreement shall prejudice either party’s ability to pursue provisional remedies under California Code of Civil Procedure §1281.8.

16.   Miscellaneous.

(a)   Personal.  This Agreement is personal to you and therefore, you may not assign any of your rights and responsibilities hereunder.

(b)   Successors.  This Agreement shall inure to the benefit of and be binding upon Yahoo! and its subsidiaries, successors and assigns and any such successor or assignee shall be deemed substituted for Yahoo! under the terms of this Agreement for all purposes.  As used herein, “successor” and “assignee” includes any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires Yahoo! or substantially all of its assets.

(c)   Waiver.  No delay or omission by you or Yahoo! in exercising any right under this Agreement shall operate as a waiver of that or any other rights.  A waiver or consent given by you or Yahoo! on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.  No waiver shall be binding unless in writing, designated as a waiver, and signed by the party waiving the breach.

(d)   Modification.  This Agreement may not be amended or modified other than by a written agreement designated as an amendment and executed by you and Yahoo!.

(e)   Savings Clause.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this

Agreement that can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(f)    Complete Agreement.  This Agreement, the Indemnification Agreement for Officers and Directors, the Stock Option Agreement, the Key Executive New Hire Retention Agreement, the Proprietary Rights Agreement, the Domestic Relocation Program Overview, Employee Reimbursement Agreement, and the attached Promissory Note, (together referred to as the “Agreements”) constitute and contain the entire agreement and understanding concerning your employment with Yahoo! and the other subject matters addressed in the Agreements, and supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters of the Agreements.  Any representations, promises or agreements not specifically included in the Agreements shall not be binding or enforceable against either you or Yahoo!.  This is an integrated document.  As a condition of commencing your employment, you are required to execute the Agreements (other than the Indemnification Agreement for Officers and Directors, the Stock Option Agreement and the Domestic Relocation Program Overview), as well as a Yahoo! employment application, Proprietary Information Obligations Checklist, I-9 and other standard employment paperwork.

(g)   Withholding.  Yahoo! may withhold from any amounts payable to you under this Agreement such federal, state and local income, employment or other taxes that may be required to be withheld pursuant to any applicable law or regulation.

(h)   Governing Law.  This Agreement and the rights and obligations of you and Yahoo! under this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

(i)    Survivorship.  The respective rights and obligations under Sections 4, 9, 10, 12, 14, 15 and 16 of you and Yahoo! shall survive any termination of your employment with Yahoo! to the extent necessary to the intended preservation of such rights and obligations.

(j)    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

To accept this offer, please sign this Agreement in the space provided below and return it together with a signed Proprietary Rights Agreement, to me no later than 5:00 p.m. Pacific Time on April 25, 2002.  (A second copy of each document has been provided for you to keep for your records.)  This offer expires at 5:00 p.m. Pacific Time on April 25, 2002.  In addition, in order for Yahoo! to comply with the Immigration and Reform Control Act, we ask that you provide appropriate verification of authorization to work in the United States on or before your first day of employment with Yahoo!.

We look forward to your joining us and hope that you find your employment with Yahoo! enjoyable and professionally rewarding.

Very truly yours,

/s/ Terry Semel

Terry Semel

Chairman and Chief Executive Officer

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ Daniel Rosensweig	4/23/02
Signature	Date

Planned Start Date:

(Contingent upon completion of a satisfactory background investigation.)